SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Range Resources Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

75281A109
(CUSIP Number)

December 1, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)
☐ Rule 13d-1(c)
☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS

SailingStone Capital Partners LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
16,896,145

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
16,896,145

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,896,145

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.83%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

1	NAMES OF REPORTING PERSONS

SailingStone Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,896,145

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,896,145

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,896,145

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.83%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

1	NAMES OF REPORTING PERSONS

MacKenzie B. Davis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,896,145

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,896,145

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,896,145

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.83%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; IN

1	NAMES OF REPORTING PERSONS

Kenneth L. Settles Jr.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
16,896,145

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
16,896,145

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,896,145

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.83%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC; IN

Item 1(a).	Name of Issuer: Range Resources Corporation (the “Issuer”)

Item 1(b).	Address of Issuer's Principal Executive Offices: 100 Throckmorton Street, Suite 1200 Fort Worth, Texas 76102

Item 2(a).
Name of Person Filing:

(i)   SailingStone Capital Partners LLC (“SailingStone”)
(ii)  SalingStone Holdings LLC (“SailingStone Holdings”)
(iii) MacKenzie B. Davis (“Davis”)
(iv) Kenneth L. Settles Jr. (“Settles”)

Item 2(b).	Address of Principal Business Office or, if none, Residence: One California Street, 30th Floor San Francisco, California 94111

Item 2(c).	Citizenship: SailingStone and SailingStone Holdings: Delaware Davis and Settles: United States

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 75281A109

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or
240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☒ Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

(f)	☐ Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g)	☒ Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

(h)	☐ Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with Section 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________________________ .

Item 4.	Ownership.

(a).	Amount beneficially owned:

	(i)	SailingStone:		16,896,145
	(ii)	SailingStone Holdings:		16,896,145
	(iii)	Davis:		16,896,145
	(iv)	Settles:		16,896,145

(b).	Percent of class:

	(i)	SailingStone:		6.83%
	(ii)	SailingStone Holdings:		6.83%
	(iii)	Davis:		6.83%
	(iv)	Settles:		6.83%

(c).	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
		(1)	SailingStone:	16,896,145
		(2)	SailingStone Holdings:	0
		(3)	Davis:	0
		(4)	Settles:	0

	(ii)	Shared power to vote or to direct the vote:
		(1)	SailingStone:	0
		(2)	SailingStone Holdings:	16,896,145
		(3)	Davis:	16,896,145
		(4)	Settles:	16,896,145

	(iii)	Sole power to dispose or to direct the disposition of:
		(1)	SailingStone:	16,896,145
		(2)	SailingStone Holdings:	0
		(3)	Davis:	0
		(4)	Settles:	0

	(iv)	Shared power to dispose or to direct the disposition of:
		(1)	SailingStone:	0
		(2)	SailingStone Holdings:	16,896,145
		(3)	Davis:	16,896,145
		(4)	Settles:	16,896,145

Item 5.	Ownership of Five Percent or Less of a Class. Not Applicable

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. Not Applicable

Item 8.	Identification and Classification of Members of the Group. Not Applicable

Item 9.	Notice of Dissolution of Group. Not Applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:
December 2, 2016	SailingStone Capital Partners LLC

	By:	/s/ Kathlyne Kiaie
Name: Kathlyne Kiaie
Title: Chief Compliance Officer

December 2, 2016	SailingStone Holdings LLC

	By:	/s/ MacKenzie B. Davis
Name: MacKenzie B. Davis
Title: Managing Member

MacKenzie B. Davis

December 2, 2016	By:	/s/ MacKenzie B. Davis
Name: MacKenzie B. Davis

Kenneth L. Settles Jr.

December 2, 2016	By:	/s/ Kenneth L. Settles Jr.
Name: Kenneth L. Settles Jr.

EXHIBIT 1
WHEREAS, in accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act"), only one joint Statement and any amendments thereto need to be filed whenever one or more persons  are required to file such a Statement or any amendments thereto pursuant to Section 13(d) of the Act with respect to the same securities, provided that said persons agree in writing that such Statement or amendments thereto is filed on behalf of each of them;
NOW, THEREFORE, the parties hereto agree as follows:
SailingStone Capital Partners LLC, SailingStone Holdings LLC, MacKenzie B. Davis and Kenneth L. Settles Jr. do hereby agree, in accordance with Rule 13d-1(k)(1) under the Act, to file a Statement on Schedule 13G relating to their ownership of the Common Stock of the Issuer, and do hereby further agree that said Statement on Schedule 13G shall be filed on behalf of each of them.

Dated:
December 2, 2016	SailingStone Capital Partners LLC

	By:	/s/ Kathlyne Kiaie
Name: Kathlyne Kiaie
Title: Chief Compliance Officer

December 2, 2016	SailingStone Holdings LLC

	By:	/s/ MacKenzie B. Davis
Name: MacKenzie B. Davis
Title: Managing Member

MacKenzie B. Davis

December 2, 2016	By:	/s/ MacKenzie B. Davis
Name: MacKenzie B. Davis

Kenneth L. Settles Jr.

December 2, 2016	By:	/s/ Kenneth L. Settles Jr.
Name: Kenneth L. Settles Jr.